Exhibit (4)(k)

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO TRADITIONAL IRA CONTRACTS

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company and “you” and “your” mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as an individual retirement annuity contract which meets the requirements of Section 408(b) of the Code (“IRA Contract”). The tax qualified provisions are being added to the Contract to comply with the requirements of the tax code. Compliance with the tax qualified provisions prevents loss of the advantages of tax deferral and prevents penalties.

This Contract is not offered as an Inherited Traditional IRA.

This IRA Contract is established for the exclusive benefit of you and your beneficiaries.

Your entire interest in this Contract is not forfeitable.

The provisions of this IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

The Effective Date of this Endorsement is your Contract Date.

[Applicable to a trustee or custodial IRA Owner]

[If the Owner of this IRA Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, this IRA Contract is an annuity contract that may be used to fund an individual retirement account that meets the requirements of Section 408(a) of the Code. In such a case “you” and “your” refer to the Annuitant where required by context, and the provisions of the custodial individual retirement account prevail during any period this Contract is owned by such a trustee or custodian.]

PART I - DEFINITIONS

SECTION 1.01 ANNUITANT

The following is added at the end of the existing Section:

You must be both the Annuitant and the Owner [Applicable to a trustee or custodial IRA Owner] [, unless the Owner is a trustee or custodian of an individual retirement account under Section 408(a) of the Code].

[Applicable to a trustee or custodial IRA Owner]

[If the Owner of this IRA Contract is a trustee or custodian of an individual retirement account under Section 408(a) of the Code, the Annuitant must be the individual for whose benefit the individual retirement account is maintained. Benefits under this IRA Contract are determined by the age of the Annuitant.]

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The following new Section is added:

SECTION 1.11A ELIGIBLE DESIGNATED BENEFICIARY.

“Eligible Designated Beneficiary” means, with respect to an Owner, any Beneficiary who is one of the following:

i.	the surviving spouse of the Owner,

ii.	disabled (within the meaning of Section 72(m)(7) of the Code),

iii.

a chronically ill individual (within the meaning of Section 7702B(c)(2) of the Code, except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

iv.	an individual not described in any of the preceding clauses of this paragraph and who is not more than 10 years younger than the Owner.

The determination of whether a Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Owner. For purposes of this Contract, a child of the Owner who has not reached majority (within the meaning of Section 401(a)(9)(F) of the Code is not considered an “Eligible Designated Beneficiary.

SECTION 1.15 NON-NATURAL OWNER

The following is added at the end of the existing Section:

Non-Natural Owners other than a trustee or custodial IRA Owner are not permitted.

SECTION 1.16 OWNER

The existing Section is deleted and replaced by the following:

“Owner” means the individual shown as such on the cover page and in the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. The Owner of this Contract cannot be changed [Applicable to a trustee or custodial IRA Owner] [, unless the Owner is a trustee or custodian of an individual retirement account under Section 408(a) of the Code].

[Applicable to a trustee or custodial IRA Owner]

[Where the Contract is purchased to fund an individual retirement account under Section 408(a) of the Code, the Owner must be a trustee or custodian meeting the requirements of that Section and pertinent Regulations. The Annuitant must be the individual for whose benefit the individual retirement account is maintained. If the Owner of this IRA Contract is a trustee or custodian of an individual retirement account under Section 408(a) of the Code, the Owner may be changed to a different trustee or custodian of an individual retirement account under Section 408(a) of the Code benefiting the Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.]

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The following new Section is added:

SECTION 1.20A REQUIRED MINIMUM DISTRIBUTION PAYMENTS.

“Required Minimum Distribution Payments” means the payments from or with respect to this IRA Contract that are required by Sections 408(b) and 401(a)(9) of the Code and which are described in the Section, “Required Minimum Distribution Rules.”

PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.02 LIMITS ON CONTRIBUTIONS

The title of this Section is changed to:

“SECTION 3.02 MINIMUM AMOUNTS, LIMITS AND REQUIREMENTS FOR CONTRIBUTIONS”

and the following is added at the end of the existing Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept.

The initial Contribution to this IRA Contract must be a rollover contribution or a direct transfer contribution described in paragraph (b) below. We do not offer this IRA Contract to fund employer-sponsored “Simplified Employee Pension” (“SEP”) plans described in Section 408(k) of the Code or SIMPLE IRA plans described in Section 408(p) of the Code, so we do not accept contributions under those plans. We do not offer this IRA Contract as an Inherited IRA Contract so we do not accept direct transfer contributions from the Traditional IRA of a deceased IRA owner, nor do we accept direct rollover contributions from beneficiaries of deceased plan participants in eligible retirement plans.

(a)	“Regular” traditional IRA Contributions; Maximum Permissible Amount

General. Except in the case of a “rollover contribution” or a “direct transfer” contribution described in paragraph (b) below, or except as noted under “Age 50”+ and “Temporary or specially directed rules” below in this paragraph (a), the total of “regular” Traditional IRA contributions described in Section 219 of the Code will not exceed $5,000 for any taxable year. This $5,000 annual dollar limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(C) of the Code. Such adjustments will be in multiples of $500.

Age 50+. If you are age 50 or older, the annual dollar limit on regular contributions is increased by $1,000 for any taxable year.

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Temporary or specially directed rules. You may make additional contributions specifically authorized by statute if you are eligible to do so under temporary or specially directed rules, such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation. We may request that you document your eligibility to make any such additional contributions.

(b)	Rollover and Direct Transfer Contributions

A “rollover contribution” is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16). A “direct transfer” contribution is the transfer of amounts to this Contract directly from a traditional individual retirement account or another Traditional Individual Retirement Annuity Contract which meets the requirements of Section 408 of the Code.

(c)	SIMPLE IRA Limits

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer’s SIMPLE IRA plan.

PART V - WITHDRAWALS AND TERMINATION

SECTION 5.01 WITHDRAWALS

The following is added at the end of the existing Section:

Withdrawals for Births and Adoptions

You may withdraw up to $5,000 from your Contract with respect to any qualified birth or adoption (“qualified birth or adoption distribution”), and such amount will not be subject to the early withdrawal penalty under Section 72(t) of the Code. A “Qualified Birth or Adoption Distribution” means any distribution from an applicable eligible retirement plan to an individual if made during the 1-year period beginning on the date on which a child of the individual is born or on which the legal adoption by the individual of an eligible adoptee (any individual, other than a child of the taxpayer’s spouse, who has not attained age 18 or is physically or mentally incapable of self-support) is finalized. Subject to the contribution limits and rules under your Contract, such distributions may be repaid in one or more payments.

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PART VI - PAYMENT UPON DEATH

SECTION 6.01 BENEFICIARY

The following sentence is added at the end of the second paragraph of the existing Section:

Unless you specifically elect in writing otherwise, we will treat each Beneficiary’s share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

SECTION 6.02 PAYMENT UPON DEATH

The following is added at the end of the existing Section:

Payment upon death is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code. See the Section, “Required Minimum Distribution Rules”.

Under either of the following two alternative circumstances a Death Benefit described in this Section will not be paid at your death before the Maturity Date and the coverage under this Contract will continue as described in paragraph (1) or (2) below, whichever is applicable.

(1)

If you are married at your death, the person named as sole Beneficiary under the “Beneficiary” Section of this Contract is your surviving spouse, and your surviving spouse, elects the “Spousal Continuation” option under your Contract, then no Death Benefit is payable until after your surviving spouse’s death.

(2)

If the “Beneficiary Continuation Option” described in Section 6.04 is in effect, the entire interest in this Contract will be paid out after your death under the Beneficiary Continuation Option in accordance with requirements described in Section 7.08, Part B (Required Minimum Distribution Rules-Payment After Your Death).

[Applicable to a trustee or custodial IRA Owner]

[If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Section “you” refers to the Annuitant, and your surviving spouse can be named successor Annuitant.]

Terms Applicable to Spousal Continuation

To elect Spousal Continuation, your surviving spouse must be Age [75] or younger as of the Payment Transaction Date.

The following Section is added at the end of Part VI:

SECTION 6.04 BENEFICIARY CONTINUATION OPTION

This Section applies only if you die before the Maturity Date, and the Beneficiary named under the “Beneficiary” Section of this Contract is an individual. With the exception of the following paragraph, this Section does not apply to any Beneficiary that is not an individual, and that non-individual Beneficiary’s portion of the Death Benefit described in the “Payment Upon Death” Section of this Contract is payable to the Beneficiary.

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Subject to our approval, this Section applies to a non-individual Beneficiary only if it is a “see-through trust” described in Treasury Regulation Section 1.401(a)(9)-4 Q-A A-5, or any successor Regulation, is the Beneficiary named in the “Beneficiary” Section of this Contract, and is permitted under Section 401(a)(9) of the Code, including the Treasury Regulations that apply, to continue this Contract.

If this Section applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Death Benefit on the Payment Transaction Date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to the “Beneficiary” Section of this Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary’s completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest in this Contract is a “Continuation Beneficiary”. For any Beneficiary who does not timely elect to continue his or her portion of the interest in this Contract, we will pay in a single sum that Beneficiary’s share of the Death Benefit pursuant to the “Payment Upon Death” Section of this Contract.

The terms of the Beneficiary Continuation Option are as follows:

(a)

This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary. The Continuation Beneficiary may not assign his/her portion of the entire interest in this Contract.

(b)	The Continuation Beneficiary automatically becomes the successor Annuitant with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract. .

(c)	The Continuation Beneficiary may transfer amounts among the Variable Investment Options with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract.

(d)	The Continuation Beneficiary cannot make any additional Contributions to this Contract.

(e)

Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract will be made in accordance with requirements described in Section 7.08, Part B (Required Minimum Distribution Rules–Payments After Your Death).

(f)

The Beneficiary Continuation Option for an Eligible Designated Beneficiary is designed to pay out at least annually the post-death Required Minimum Distribution payment calculated for a Continuation Beneficiary’s portion of the entire interest in this Contract. If a Continuation Beneficiary elects to take all or part of any such Required Minimum Distribution payment from another of your traditional individual retirement arrangements under which you also designated that Continuation Beneficiary as beneficiary, as described in Section 7.08, Part B (Required Minimum Distribution Rules–Payments After Your Death) in order for us to suspend such payment, that Continuation Beneficiary must give us advance notice in accordance with our procedures at the time.

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(g)	A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time.

(h)

Upon a Continuation Beneficiary’s death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary’s portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary’s designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary subject to Section 7.08, Part B (Required Minimum Distribution Rules–Payments After Your Death).

PART	VII - ANNUITY BENEFITS is changed to:

“ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS”

The following new Section is added at the end of Part VII:

SECTION 7.08 REQUIRED MINIMUM DISTRIBUTION RULES

This Contract is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply. To the extent that any payment, benefit, or distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

Subsection A below describes the Required Minimum Distributions to be made during your lifetime. Subsection B below describes the Required Minimum Distributions to be made after your death, if you die before your entire interest in this Contract is distributed to you. The Required Minimum Distribution rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another individual retirement arrangement that you maintain, pursuant to Treasury Regulation Section 1.408-8. If you do not take lifetime Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another individual retirement arrangement that you maintain.

For purposes of both the “lifetime” Required Minimum Distribution rules and the Required Minimum Distribution rules after death, the following definitions and conditions apply:

Your “entire interest” in this Contract for purposes of the Required Minimum Distribution Rules. Your “entire interest” in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits provided under this IRA Contract.

Required Beginning Date. Your “Required Beginning Date” is the first day of April following the calendar year in which you attain age 72 (or age 70 1⁄2 if you were born on or before June 30, 1949). This is the latest date when your lifetime Required Minimum Distribution payments with respect to this Contract can start.

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Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as your beneficiary. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations thereunder.

A.	Required Minimum Distribution Rules -Payments During Your Life

Notwithstanding any provision of this Contract to the contrary, the distribution of your entire interest in this Contract will be made in accordance with the requirements of Section 408(b)(3) of the Code and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that this Contract is annuitized, the distribution of your interest in this Contract must satisfy the requirements of Section 408(a)(6) of the Code and the Regulations thereunder.

Your entire interest in this Contract will be distributed or begin to be distributed no later than your Required Beginning Date defined above. Your entire interest may be distributed, as you elect under one of the following methods or any other method we may make available at such time that meets the requirements of the Code and the Treasury Regulations thereunder:

(i)	a lump sum payment;

(ii)	payments over your life;

(iii)	payments over your life and the life of your Designated Beneficiary who is an Eligible Designated Beneficiary; or

(iv)	payments overa period certain not extending beyond your life expectancy, or

(v)	payments over a period certain not extending beyond the joint and last survivor expectancy of you and your Designated Beneficiary, who is an Eligible Designated Beneficiary.

The “lifetime” Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As A-1, A-4 and A-14 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A A-2 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

The distribution periods described in the second preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. The first lifetime Required Minimum Distribution payment can be made as late as April 1 of the year following the year you attain age 72 (or attain age 70 1⁄2 if you were born on or before June 30, 1949) and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

B.	Required Minimum Distribution Rules – Payments After Your Death

(a) If you die before the distribution of your entire interest and the beneficiary is a Designated Beneficiary:

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(1)

General Rule: Subject to the exception for an Eligible Designated Beneficiary in paragraph (a)(2), the entire interest will be distributed as permitted by us and applicable federal tax law within ten years after your death.

(2)

Exception for Eligible Designated Beneficiaries: If any portion of your interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed as permitted by us and applicable federal tax law –

(I)

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of your death (or the end of the calendar year in which you would have attained age 72 (or age 70 1⁄2 if you were born on or before June 30, 1949), if later, and the sole designated beneficiary is your surviving spouse), or

(II)	within ten years after your death.

(3)	Rules upon death of an Eligible Designated Beneficiary:

(I)

If an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a) applies is entirely distributed, the exception under paragraph (a)(2)(I) shall not apply to any beneficiary of such Eligible Designated Beneficiary and the remainder of such portion shall be distributed within ten years after the death of such Eligible Designated Beneficiary.

(II)

If the Eligible Designated Beneficiary is your surviving spouse and your surviving spouse dies before distributions to such spouse under paragraph (a)(2)(I) begin, this paragraph (a) shall be applied as if the surviving spouse were you.

For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph (a)(2)(I). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

(4) Rules upon death of a Designated Beneficiary who is not an Eligible Designated Beneficiary: If a Designated Beneficiary who is not an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a) applies is entirely distributed, the remainder of such portion shall be distributed within the original 10-year period that commenced with your death.

(b) If you die before the distribution of your entire interest under this annuity contract and the beneficiary is not a Designated Beneficiary, unless otherwise provided under applicable federal tax law, the remaining interest will be distributed as follows:

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(1)

If you die on or after the Required Beginning Date (or die on or after the date annuity payments commence if distributions commence prior to the Required Beginning Date in the form of annuity payments in accordance with the provisions of Q&A-1 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation), the remaining interest will be distributed in accordance with Code Section 401(a)(9) and the Treasury Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of your death.

(2)

If you die prior to the Required Beginning Date (and prior to the date annuity payments commence), the remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of your death.

(c) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, where the Designated Beneficiary is an Eligible Designated Beneficiary other than your spouse, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the Beneficiary’s age as of his or her birthday in the calendar year following the calendar year of your death and reduced by 1 for each subsequent year. If distributions are being made in the form of annuity payments, life expectancy will not be recalculated.

(d) If the sole Designated Beneficiary is your surviving spouse, and the Spousal Continuation option described in the Section, “Payment Upon Death” is in effect, distribution of your interest in this Contract need not be made until your surviving spouse’s Required Beginning Date for lifetime Required Minimum Distributions described above in Subsection A of this Section, or your surviving spouse’s death if earlier.

(e) Potential aggregation with your other traditional individual retirement arrangements. The required minimum distributions payable to a Beneficiary with respect to this IRA Contract (other than a distribution made in the form of an annuity payment) may be withdrawn from another IRA the Beneficiary holds from the same decedent in accordance with Treasury Regulation Section 1.408-8, Q&A A-9. We may request that a Beneficiary document eligibility to take withdrawals from another of your other traditional individual retirement arrangements.

PART IX - GENERAL PROVISIONS

SECTION 9.02 STATUTORY COMPLIANCE

The following is added at the end of the existing Section:

If this Contract fails to qualify as an individual retirement annuity under Section 408(b) of the Code, we will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact, before the Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) of the Code. However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

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SECTION 9.04 REPORTS AND NOTICES

The following is added at the end of the existing Section:

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

SECTION 9.05 CHANGE IN OWNER

The existing Section is deleted and replaced by the following:

The Ownership of this IRA Contract cannot be changed.

[Applicable to a trustee or custodial IRA Owner]

[Where this Contract is purchased to fund an individual retirement account under Section 408(a) of the Code, the Owner may be a trustee or custodian meeting the requirements of that Section and pertinent Regulations. The Annuitant must be the individual for whose benefit the individual retirement account is maintained. If the Owner of this IRA Contract is a trustee or custodian of an individual retirement account under Section 408(a) of the Code, the Owner may be changed to a different trustee or custodian of an individual retirement account under Section 408(a) of the Code benefiting the Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.]

SECTION 9.06 ASSIGNMENTS AND TRANSFERABILITY

The existing Section is deleted and replaced by the following:

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[                                                                                                       [

Mark Pearson,	Dave S. Hattem,
Chief Executive Officer]	Senior Executive Director AND Secretary]

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